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                           CO-ADMINISTRATION AGREEMENT


                              ____________ __, 1997




Counsellors Funds Service, Inc.
466 Lexington Avenue
New York, New York 10017-3147

Dear Sirs:

         Warburg, Pincus Trust (the "Trust"), a business trust organized under the laws of The Commonwealth of Massachusetts, confirms its agreement with Counsellors Funds Service, Inc. ("Counsellors Service") with respect to series of the Trust that may be offered from time to time (each a "Portfolio" and collectively the "Portfolios"), as follows:

         1. Investment Description; Appointment
            -----------------------------------

         The Trust desires to employ its capital by investing and reinvesting in investments of the kind and in accordance with the limitations specified in its Declaration of Trust, as amended from time to time (the "Declaration of Trust"), in its By-laws, as amended from time to time (the "By-laws"), in the Trust's prospectus (the "Prospectus") and Statement of Additional Information (the "Statement of Additional Information") relating to the Portfolios as in effect from time to time, and in such manner and to the extent as may from time to time be approved by the Board of Trustees of the Trust. Copies of the Prospectus, Statement of Additional Information and the Declaration of Trust and By-laws have been submitted to Counsellors Service. The Trust employs Warburg, Pincus Counsellors, Inc. (the "Adviser") as its investment adviser with respect to the Portfolios and desires to employ and hereby appoints Counsellors Service as its co-administrator with respect to the Portfolios. Counsellors Service accepts this appointment and agrees to furnish the services for the compensation set forth below.

         2. Services as Co-Administrator
            ----------------------------

         Subject to the supervision and direction of the Board of Trustees of the Trust, Counsellors Service will:

         (a) assist in supervising all aspects of the Portfolios' operations, except those performed by other parties pursuant to written agreements with the Trust;

         (b) provide various shareholder liaison services including, but not limited to, responding to inquiries of




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shareholders regarding the Portfolios, providing information on shareholder investments, assisting shareholders of the Portfolios in changing dividend options, account designations and addresses, and other similar services;

         (c) provide certain administrative services including, but not limited to, providing periodic statements showing the account balance of a Portfolio shareholder and integrating the statements with those of other transactions and balances in the shareholder's other accounts serviced by the Portfolios' custodian or transfer agent;

         (d) supply the Portfolios with office facilities (which may be Counsellors Service's own offices), data processing services, clerical, internal executive and administrative services, and stationery and office supplies;

         (e) furnish corporate secretarial services, including assisting in the preparation of materials for Board of Trustees meetings and distributing those materials and preparing minutes of meetings of the Trust's Board of Trustees and any Committees thereof and of the Trust's shareholders;

         (f) coordinate the preparation of reports to the Portfolios' shareholders of record and filings with the Securities and Exchange Commission (the "SEC") including, but not limited to, proxy statements; annual, semi-annual and quarterly reports to shareholders; and post-effective amendments to the Trust's Registration Statement on Form N-1A with respect to the Portfolios (the "Registration Statement");

         (g) assist in the preparation of the Trust's tax returns with respect to the Portfolios and assist in other regulatory filings as necessary;

         (h) assist the Adviser, at the Adviser's request, in monitoring and developing compliance procedures for the Portfolios which will include, among other matters, procedures to assist the Adviser in monitoring compliance with the Portfolios' investment objectives, policies, restrictions, tax matters and applicable laws and regulations; and

         (i) acting as liaison between the Trust and the Trust's independent public accountants, counsel, custodian or custodians, transfer agent and co-administrator and taking all reasonable action in the performance of its obligations under this Agreement to assure that all necessary information is made available to each of them.

         In performing all services under this Agreement, Counsellors Service shall act in conformity with applicable law, the Trust's Declaration of Trust and By-laws, and all amendments thereto, and the investment objectives, investment policies and other practices and policies set forth in the Registration

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Statement, as such Registration Statement and practices and policies may be amended from time to time.

         3. Compensation
            ------------

         In consideration of services rendered pursuant to this Agreement, the Trust will pay Counsellors Service on the first business day of each month a fee for the previous month at an annual rate of .10% of each Portfolio's average daily net assets. The fee for the period from the date a Portfolio commences its investment operations to the end of the month during which the Portfolio commences its investment operations shall be prorated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be prorated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. For the purpose of determining fees payable to Counsellors Service, fees shall be calculated monthly and the value of each Portfolio's net assets shall be computed at the times and in the manner specified in the Prospectus and Statement of Additional Information as from time to time in effect.

         4. Expenses
            --------

         Counsellors Service will bear all expenses in connection with the performance of its services under this Agreement; provided, however, that the Trust will reimburse Counsellors Service for the out-of-pocket expenses incurred by it on behalf of the Portfolios. Such reimbursable expenses shall include, but not be limited to, postage, telephone, telex and FedEx charges. Counsellors Service will bill the Portfolios as soon as practicable after the end of each calendar month for the expenses it is entitled to have reimbursed.

         Each Portfolio will bear its proportionate share of certain other expenses to be incurred in its operation, including: taxes, interest, brokerage fees and commissions, if any; fees of Trustees of the Trust who are not officers, directors, or employees of the Adviser or Counsellors Service; SEC fees and state Blue Sky qualification fees; charges of custodians and transfer and dividend disbursing agents; certain insurance premiums; outside auditing and legal expenses; costs of maintenance of corporate existence; except as otherwise provided herein, costs attributable to investor services, including without limitation, telephone and personnel expenses; costs of preparing and printing prospectuses and statements of additional information for regulatory purposes and for distribution to existing shareholders; costs of shareholders' reports and meetings, and meetings of the officers of Board of Trustees of the Trust; costs of any pricing services; and any extraordinary expenses.



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         5. Standard of Care
            ----------------

         Counsellors Service shall exercise its best judgment in rendering the services listed in paragraph 2 above. Counsellors Service shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust or the Portfolios in connection with the matters to which this Agreement relates provided that nothing in this Agreement shall be deemed to protect or purport to protect Counsellors Service against liability to the Trust or the Portfolios to their shareholders to which Counsellors Service would otherwise be subject by reason of willful misfeasance, bad faith or negligence on its part in the performance of its duties or by reason of Counsellors Service's reckless disregard of its obligations and duties under this Agreement.

         6. Limitation of Liability
            -----------------------

         The Trust and Counsellors Service agree that the obligations of the Trust under this Agreement will not be binding upon any of the Trustees, shareholders, nominees, officers, employees or agents, whether past, present or future, of the Trust or the Portfolios, individually, but are binding only upon the assets and property of the Trust, as provided in the Declaration of Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust, and signed by an authorized officer of the Trust, acting as such, and neither the authorization by the Trustees nor the execution and delivery by the officer will be deemed to have been made by any of them individually or to impose any liability on any of them personally, but will bind only the trust property of the Portfolios as provided in the Declaration of Trust. No series of the Trust including the Portfolios will be liable for any claims against any other series.

         7. Term of Agreement
            -----------------

         This Agreement shall become effective with respect to a Portfolio as of the date the Portfolio commences its investment operations and shall continue until April 17, 1999 and shall continue automatically (unless terminated as provided herein) for successive annual periods ending on April 17th of each year, provided that such continuance is specifically approved at least annually by the Board of Trustees of the Trust, including a majority of the Board of Trustees who are not "interested persons" (as defined in the Investment Company Act of 1940, as amended) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable, without penalty, on sixty (60) days' written notice, by the Board of Trustees of the Trust or, with respect to a Portfolio, by vote of holders of a majority of the Portfolio's shares, or upon sixty (60) days' written notice, by Counsellors Service.



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         8. Service to Other Companies or Accounts
            --------------------------------------

         The Trust understands that Counsellors Service now acts, will continue to act and may act in the future as administrator, co-administrator or administrative services agent to one or more other investment companies, and the Trust has no objection to Counsellors Service's so acting. The Trust understands that the persons employed by Counsellors Service to assist in the performance of Counsellors Service's duties hereunder will not devote their full time to such service and nothing contained in this Agreement shall be deemed to limit or restrict the right of Counsellors Service or any affiliate of Counsellors Service to engage in and devote time and attention to other businesses or to render services of whatever kind or nature.

         If the foregoing is in accordance with your understanding, kindly indicate your acceptance hereof by signing and returning to us the enclosed copy hereof.

                                  Very truly yours,

                                  WARBURG, PINCUS TRUST


                                  By_______________________________
                                    Name:
                                    Title:

Accepted:

COUNSELLORS FUNDS SERVICE, INC.


By:____________________________
   Name:
   Title:


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